Exhibit 21.1

List of Subsidiaries

Year Ended December 31, 2009

Name of Subsidiary or Entity	Place of Incorporation
TVaura LLC (51% ownership)	Delaware
TVaura Mobile LLC (49% ownership)	Delaware